Exhibit 99.1

AeroGrow Announces Retirement of Chairman of the Board and Founder, Michael Bissonnette

Board member, Jack Walker, appointed new Board Chairman

Boulder, CO - July 25, 2008 - AeroGrow International, Inc. (NASDAQ:AERO - News) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced that Founder, former CEO, and Chairman of the Board, Michael Bissonnette, has elected to retire after more than six years of service. Current Board Member, Jack Walker, has been appointed as the non-executive Chairman of the Board. The change was effective July 23, 2008. Mr. Bissonnette will continue consulting with the Company for the foreseeable future.

"Michael leaves us a wonderful legacy," said Jerry Perkins, CEO of AeroGrow. "It's rare to see an entirely new product category hit the market and succeed, and it was Michael's intense drive and passion that made it happen. He started with a vision and built it from the ground up – raising early funds from friends and family, assembling a dedicated team and doing the years of research and product refinement needed to make the AeroGarden a hit. Annual sales grew from $0 to $38 million in just two years under his watch, with expansion into more than 5,000 storefronts nationally and internationally – rapid growth by any measure. He's leaving behind not only the revolutionary AeroGarden product line but also a rich culture and legacy of product innovation, an intense work ethic, and fundraising, marketing and sales success. From the Board of Directors and on through the company, you can see Michael's direct influence in every person and process here. We all offer Michael our sincere thanks and best wishes for what comes next."

"Certainly I'm proud of the products and company that I helped to build," said Michael Bissonnette, AeroGrow's retiring Chairman of the Board. "But my greatest satisfaction has been the culture that has been established and the management team and Board of Directors that I believe will take us to a whole new level of growth and profitability. I leave with excitement about:

•	our continued retail expansion both domestically and internationally;

•	the steady stream of innovative, new products, seed kits and accessories providing a growing base of recurring revenue for years to come; and

•	most of all, with leadership that knows how to balance hyper-growth with profitability.

"After six years of continuous and fast-paced growth, I feel I have completed my role here," continued Mr. Bissonnette. "My greatest pleasure in business is tinkering in the creative trenches and birthing new products, ideas and companies, and with AeroGrow we did that well. It's now up to the new team to capitalize on what we've begun."

Jack J. Walker has been a Director of AeroGrow since February 23, 2006. For the last 40 years, Jack has led a variety of investment companies, some in real estate investment and commercial development, and others in the area of manufacturing, construction and retail. Mr. Walker began his career as a lawyer in London, England, specializing in international real estate and finance. He currently serves as President of a real estate development and investing company operating in several western states. He is also a venture capital investor. He has served as Chairman, CEO or CFO of a variety of public companies in the U.K. and the U.S.

"Jack has been committed to AeroGrow's success since inception, and his broad background, depth of experience, advice and counsel have been vital to us in many areas, from capitalization to personnel to expansion planning," continued Mr. Perkins. "On many occasions through the years, Jack has stepped up to lend extraordinary assistance at critical times to ensure our survival and success. I look forward to his balanced management of our Board as AeroGrow moves to our next level of sales and growth."

Jack Walker has stepped down from his roles on the Audit and Governance Committees. Board member, Peter Michel, will become Chair of the Governance Committee and will also serve on the Audit Committee. Board member, Suresh Kumar, will also take a position on the Governance Committee.

About AeroGrow International, Inc.

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden® line of indoor gardening products. AeroGardens feature  dirt-free aeroponic technology, allowing anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

CONTACTS:

Corporate	Investor
John Thompson	Budd Zuckerman
AeroGrow International, Inc	Genesis Select Corporation
(303) 444-7755	(303) 415-0200
john@aerogrow.com	bzuckerman@genesisselect.com

FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Michael Bissonnette, Jerry Perkins, and/or the Company, statements regarding growth of the AeroGarden product line, optimism related to the business, expanding sales and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the kitchen garden appliance market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.